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Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

RING HOLDING CORP.

        Ring Holding Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

        WHEREAS, The name of the corporation is Ring Holding Corp. (the "Corporation") and the Corporation was originally incorporated pursuant to the General Corporation Law on June 16, 2003;

        WHEREAS, The Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and the stockholders of the Corporation have duly approved the amendment and restatement of the Certificate of Incorporation;

        RESOLVED, that pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation amends and restates in its entirety the provisions of the Certificate of Incorporation of the Corporation as follows:

        FIRST:    The name of the Corporation is Jostens Holding Corp.

        SECOND:    The address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, City of Dover, County of Kent, State of Delaware, 19901. The name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Ltd.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

        FOURTH:    The total number of shares of capital stock which the Corporation shall have authority to issue is 5,000,000, $0.01 par value per share, of which (i) 700,000 shares are designated Class A Voting Common Stock ("Class A Common Stock"), (ii) 4,050,000 shares are designated Class B Non-Voting Common Stock (the "Class B Common Stock"); and (iii) 250,000 shares shall be preferred stock ("Preferred Stock").

  A.
  COMMON STOCK

        Each share of Common Stock, $.01 par value per share, issued and outstanding or held as treasury shares on the effective date of this Amended and Restated Certificate of Incorporation is hereby changed into one share of Class A Voting Common Stock effective on the date of this Amended and Restated Certificate of Incorporation. Upon surrender to the Corporation of the stock certificate(s) issued to a holder of such shares of Common Stock, such holder shall be entitled to receive a new stock certificate representing the number of shares of Class A Voting Common Stock held by such holder after giving effect to the aforesaid change of shares.

  B.
  VOTING

        1.    Voting Rights.    The holders of shares of Class A Voting Common Stock are entitled to one vote for each share held for any matter coming before the stockholders of the Corporation.

        2.    No Voting Rights.    The holders of shares of Class B Non-Voting Common Stock shall have no voting rights of any kind, except as may be otherwise required by law.

  C.
  PREFERRED STOCK

        The Board is expressly authorized to provide for the issue of all or any shares of Preferred Stock, in one or more series, and to fix for each such series the designation of such series and such voting powers, full or limited, if any, and the relative rights and preferences of such series (including, without limitation, participating, optional, conversion or other special rights, if any), and such qualifications, limitations or restrictions thereof (including, without limitation, any obligations to sell all or a part of any such series to the Corporation pursuant to any redemption rights of the Corporation), if any, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the establishment of such series (a "Preferred Stock Designation") and as may otherwise be permitted by law. The Corporation may, by an amendment to the Certificate of Incorporation duly adopted, increase or decrease, at any time and from time to time (but not below the number of shares of Preferred Stock then outstanding), the number of authorized shares of Preferred Stock. Unless otherwise provided in a Preferred Stock Designation, shares of Preferred Stock redeemed, purchased or otherwise acquired by the Corporation pursuant to the terms hereof shall constitute authorized buy unissued Preferred Stock and may be reissued.

        FIFTH:    The name and mailing address of the incorporator are Anthony Taylor, c/o Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153.

        SIXTH:    In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in these articles of incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any by-laws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

        SEVENTH:    (a)    A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        (b)   The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

        (c)   To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (b) of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        (d)   Expenses incurred by an officer, director, employee or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article, and the Corporation may adopt By-laws or enter into agreements with such persons for the purpose of providing for such advances.

        (e)   The indemnification permitted by this Article shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

        (f)    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article or otherwise.

        IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on this 29th day of July, 2003.

David Wittels President

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  Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF RING HOLDING CORP.